Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

Frank S. Pellegrino
Sr. Vice President, Finance and Treasurer
847-214-4138

FOR IMMEDIATE RELEASE

MONDAY, OCTOBER 28, 2019

First Quarter Diluted EPS Nearly Doubled to a First Quarter Record $1.12 per Share

Quarterly Overview:

•	Net sales increased by 6.6%

•	Sales volume increased by 9.1%

•	Gross profit increased by 28.2%

•	Net income increased by 95.7%

Elgin, IL, October 28, 2019 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced operating results for its first quarter of fiscal 2020. Net income for the first quarter of fiscal 2020 was $12.9 million, or $1.12 per share diluted, compared to $6.6 million, or $0.57 per share diluted, for the first quarter of fiscal 2019.

Net sales increased to $217.8 million for the first quarter of fiscal 2020 from net sales of $204.3 million for the first quarter of fiscal 2019. The increase in net sales resulted from a 9.1% increase in sales volume, which is defined as pounds sold to customers. The increase in net sales from the sales volume increase was offset in part by lower selling prices for cashews, pecans and walnuts, which in turn resulted from lower commodity acquisition costs. The increase in sales volume came from a 17.4% increase in sales volume in our consumer distribution channel, which was offset in part by a 13.0% decline in sales volume in the contract packaging distribution channel. The sales volume decline in the contract packaging distribution channel was due to a reduction in unit ounce weights implemented by a customer for its entire product line and reduced promotional activity by another customer. Sales volume was relatively unchanged in the commercial ingredients distribution channel. The sales volume increase in the consumer distribution channel was mainly due to increased sales of private brand snack nuts and trail mixes from distribution gains with existing and new customers.

Sales volume for our branded products in the consumer distribution channel changed as follows:

Fisher recipe nuts	(30.3)%
Orchard Valley Harvest	12.4%
Fisher snack nuts	(8.0)%
Southern Style Nuts	40.3%

The sales volume decline for Fisher recipe nuts resulted from lost distribution for some items due to the continued expansion of private brand recipe nut offerings at a major customer. The sales volume increase for Orchard Valley Harvest produce products mainly resulted from increased sales with existing customers. The Fisher snack nuts sales volume decline was due to lost airline and club business. The increase in sales volume for Southern Style Nuts was due to distribution gains with new grocery customers.

Gross profit increased to $42.2 million for the first quarter of fiscal 2020 compared to $33.0 million for the first quarter of fiscal 2019. Gross profit margin, as a percentage of net sales, increased to 19.4% from 16.1% for the first quarter of fiscal 2019. The increases in gross profit dollars and gross profit margin were primarily due to the increase in sales volume and lower commodity acquisition costs for cashews, pecans and walnuts.

Total operating expenses, as a percentage of net sales, declined to 10.6% for the first quarter of fiscal 2020 from 11.2% for the first quarter of fiscal 2019, and total operating expenses increased by $0.3 million in the quarterly comparison. The increase in total operating expenses resulted mainly from an increase in compensation expense, which was largely offset by declines in shipping, advertising and amortization expenses.

Interest expense declined by $0.4 million in the quarterly comparison due to lower average debt levels.

The value of total inventories on hand at the end of the first quarter of fiscal 2020 declined by $24.6 million, or 13.6%, when compared to the value of total inventories on hand at the end of the first quarter of fiscal 2019. The decline in total inventory value was primarily attributable to lower acquisition costs for pecans, cashews and walnuts in addition to lower quantities on hand for finished goods. The weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of the first quarter of fiscal 2020 decreased by 25.9% compared to the weighted average cost per pound at the end of the first quarter of fiscal 2019. The decrease in the weighted average cost per pound of raw nut and dried fruit input stocks was attributable to the lower commodity acquisition costs described above and a shift in product mix to peanuts.

“The first quarter of fiscal 2020 marks the third consecutive quarter in which we reported record net income and earnings per share. We also continued our goal of returning profits to our stockholders by increasing our regular annual dividend by 9% to $0.60 per share and supplemented that with a special dividend of $2.40 per share, both of which were paid in the fiscal 2020 first quarter,” stated Jeffrey T. Sanfilippo, Chief Executive Officer.

“Sales volume continues to grow in our consumer distribution channel primarily from distribution gains for private brand products. Sales volume growth for our Southern Style Nuts and Orchard Valley Harvest brands also contributed to the sales volume growth in the consumer distribution channel. Sales volume growth for our Orchard Valley Harvest brand has been especially impressive, with a compound annual growth rate of approximately 27% since we started reporting on sales volume performance for the brand in fiscal 2015. Sales volume in our consumer distribution channel accounted for approximately 70% of total sales volume in the current first quarter,” Mr. Sanfilippo noted. “In respect to pound volume growth at retail, our brands had mixed results according to IRi market data. Fisher recipe nut pound volume decreased by 25%, while pound volume for the recipe nut category increased by 4%. The decline in Fisher recipe nut pound volume at retail was also attributable to lost distribution for some items due to the continued expansion of private brand recipe nut offerings at a major customer. Orchard Valley Harvest pound volume increased by 7% mainly from increased promotional activity and increased distribution, while pound volume for the produce category decreased by 3%. Fisher snack nut pound volume declined by 3%, while pound volume for the snack nut category increased by 1%. The decline in pound volume for Fisher snack nuts was attributable to a decrease in new item promotional activity associated with a product line introduced in the comparative period. Southern Style Nuts pound volume increased by 17% due to new distribution gains with grocery retailers, while pound volume for the trail and snack mix category increased by 4%,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Tuesday, October 29, 2019, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-844-536-5471 from the U.S. or 1-614-999-9317 internationally and enter conference ID number 1893376. This call is being webcast by Intrado Digital Media and can be accessed at the Company’s website at www.jbssinc.com.

The Company will be presenting at the Southwest IDEAS Conference in Dallas on November 21, 2019 at 1:40 p.m. Central time, and the presentation webcast can be accessed at the conference website at www.IDEASConferences.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to control expenses, such as transportation, compensation, medical and administrative expenses; (ix) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (x) uncertainty in economic conditions, including the potential for economic downturn; (xi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiii) losses due to significant disruptions at any of our production or processing facilities; (xiv) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xv) technology disruptions or failures; (xvi) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; and (xvii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand names.

-more-

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended
	September 26, 2019	September 27, 2018
Net sales	$217,846	$204,288
Cost of sales	175,598	171,334

Gross profit	42,248	32,954

Operating expenses:
Selling expenses	14,112	14,071
Administrative expenses	9,074	8,831

Total operating expenses	23,186	22,902

Income from operations	19,062	10,052

Other expense:
Interest expense	521	879
Rental and miscellaneous expense, net	404	289
Other expense	566	487

Total other expense, net	1,491	1,655

Income before income taxes	17,571	8,397
Income tax expense	4,645	1,791

Net income	$12,926	$6,606

Basic earnings per common share	$1.13	$0.58

Diluted earnings per common share	$1.12	$0.57

Cash dividends declared per share	$3.00	$2.55

Weighted average shares outstanding
— Basic	11,444,560	11,406,009

— Diluted	11,538,976	11,491,931

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	September 26, 2019	June 27, 2019	September 27, 2018
ASSETS
CURRENT ASSETS:
Cash	$887	$1,591	$1,215
Accounts receivable, net	60,474	60,971	58,887
Inventories	156,453	157,024	181,031
Prepaid expenses and other current assets	5,291	5,754	4,190

	223,105	225,340	245,323

PROPERTIES, NET:	126,037	126,183	128,896

OTHER LONG-TERM ASSETS:
Intangibles, net	23,604	24,276	26,462
Deferred income taxes	5,972	5,723	5,644
Lease right of use asset	5,170	—	—
Other	9,334	9,782	9,102

	44,080	39,781	41,208

	$393,222	$391,304	$415,427

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$16,042	$—	$51,941
Current maturities of long-term debt	7,385	7,338	7,212
Accounts payable	52,365	42,552	59,848
Book overdraft	1,302	901	1,121
Accrued expenses	27,313	33,115	19,880

	104,407	83,906	140,002

LONG-TERM LIABILITIES:
Long-term debt	18,152	20,381	25,537
Long-term operating lease liabilities	3,774	—	—
Retirement plan	24,974	24,737	21,501
Other	7,865	7,725	7,040

	54,765	52,843	54,078

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	89	89	89
Capital in excess of par value	122,890	122,257	120,568
Retained earnings	117,293	137,712	104,852
Accumulated other comprehensive loss	(5,044)	(4,325)	(2,984)
Treasury stock	(1,204)	(1,204)	(1,204)

	234,050	254,555	221,347

	$393,222	$391,304	$415,427